EXHIBIT 99.1

Press Release

investors@aquaventure.com

Investors Hotline: 855-278-WAAS (9227)

FOR IMMEDIATE RELEASE

March 5, 2020

AquaVenture Holdings Limited Announces Fourth Quarter and

Full Year 2019 Earnings Results

(Tampa, Fla.) – AquaVenture Holdings Limited (NYSE: WAAS) (“AquaVenture” or the “Company”), a leader in Water-as-a-Service® (“WAAS®”) solutions, today reported financial results for the quarter and full year ended December 31, 2019.

2019 Highlights

For the three months ended December 31, 2019:

•	Total revenues of $52.6 million reflected a 25.7% increase over the prior year period, comprised of a 11.7% and 39.4% increase in the Seven Seas Water and Quench segments, respectively.
•	Net loss of $7.0 million, or ($0.22) per share, compared to net loss of $6.7 million, or ($0.25) per share, in the prior year period.
•	Adjusted EBITDA was $19.7 million, a 37.9% increase over the prior year period. Adjusted EBITDA Margin was 37.5%, an improvement of 330 basis points.
•	Adjusted EBITDA plus principal collected on the Peru construction contract increased 35.5% to $21.1 million from $15.6 million in the prior year period.
•

Quench completed four acquisitions during the quarter, including Mirex AquaPure Solutions L.P. (Houston, Texas), Flowline Canada, Inc. (Edmonton, Canada), Pure Planet Water, Inc. (Palm Desert, California) and Jonli Water Services, Inc. (Montreal, Quebec, Canada). In aggregate, these acquisitions added more than 2,500 customers and more than 5,000 units, including both company-owned rental and customer-owned service units, to Quench’s installed asset base.

For the full year ended December 31, 2019:

•	Total revenues of $203.5 million reflected a 39.7% increase over the prior year, comprised of a 33.0% and 45.4% increase in the Seven Seas Water and Quench segments, respectively.
•	Net loss of $20.1 million, or ($0.69) per share, compared to net loss of $20.7 million, or ($0.78) per share, in the prior year.
•	Adjusted EBITDA was $75.3 million, a 55.1% increase over the prior year. Adjusted EBITDA Margin was 37.0%, an improvement of 370 basis points.
•	Adjusted EBITDA plus principal collected on the Peru construction contract increased 50.8% to $80.6 million from $53.5 million in the prior year.

Tony Ibarguen, AquaVenture’s President and Chief Executive Officer announced: “AquaVenture delivered another year of strong financial results, driven by the continued execution on our organic and inorganic growth strategies. A large percentage of our year-over-year growth was related to the significant acquisitions completed during the fourth quarter of 2018, which we successfully and efficiently integrated into our systems and processes during 2019.   Quench added to this inorganic growth with six acquisitions during 2019 and two so far in 2020. In addition, Quench delivered an impressive 13.6% organic growth in 2019, driven by solid performance in both the indirect dealer unit and direct rental  business, which now has approximately 160,000 rental units in its installed asset base. Within our Seven Seas Water segment, we experienced significant growth in our AUC business that we acquired in November 2018, which now has 105 leased wastewater treatment plants. In addition, we demonstrated the value of our long-term customer relationships by completing a nine-year extension of our contract in The Bahamas and both a contract extension as well as a water production capacity expansion with our Limetree Bay Terminals customer in St. Croix. We also had significant achievements as a company in 2019, including the completion of our first follow-on public equity offering in July. All this culminated in the announcement of our definitive merger agreement to be acquired by Culligan in late December, which we believe handsomely rewards our shareholders, original investors, and teammates.  We thank them all for their faithful support of our vision and efforts over the years. We look forward to completing this transaction in the near future and are excited for the road ahead as we continue to create clean water solutions for our customers around the world.”

Business Update and Recent Developments

On December 23, 2019, the Company announced it had entered into a definitive merger agreement to be acquired by Culligan, a total solutions provider of water filtration systems and treatment solutions, which is controlled by Advent International, one of the largest and most experienced global private equity investors. The merger agreement provides that Culligan will acquire all of the outstanding shares of AquaVenture for $27.10 per share in an all-cash transaction valued at approximately $1.1 billion, including AquaVenture’s net debt. Due to the pending acquisition, AquaVenture does not plan to host an earnings conference call or provide forward-looking guidance.

On December 31, 2019, the Company’s water supply agreement in Curacao expired and our customer, the Curacao Refinery Utilities B.V. (“CRU”), exercised its right to purchase the desalination facilities pursuant to the terms of the water supply agreement. The Company received a cash payment of $3.5 million, the applicable buy-out amount, on the contract expiration date of December 31, 2019. As a result of the transaction, the Company recorded a gain on sale of property, plant and equipment in the amount of $3.2 million which is reflected within selling, general and administrative expenses (“SG&A”) in our Seven Seas Water segment.

On January 13, 2020, Quench acquired substantially all the assets of Smart Water Solutions LLC, a point-of-use water filtration company and Bluline dealer based in Butler, New Jersey. In addition, effective February 3, 2020, Quench acquired substantially all the assets of Krystal Kleer LLC, a point-of-use water filtration company based in Meridian, Connecticut. In aggregate, these acquisitions added approximately 6,000 rental units to Quench’s installed asset base.

Consolidated Financial Performance

For the three months ended December 31, 2019, total revenues of $52.6 million increased 25.7% from $41.8 million in the prior year period, which were comprised of 4.8% organic growth and 20.9% inorganic growth. Total gross margin of 50.6% decreased from 54.0% in the prior year period.

Total SG&A increased to $26.7 million in the fourth quarter of 2019 from $24.0 million in the same period of 2018. SG&A as a percentage of revenue was 50.8% for the three months ended December 31, 2019, a decrease from 57.3% for the three months ended December 31, 2018.

Net loss for the fourth quarter of 2019 was $7.0 million, compared to a net loss of $6.7 million in the same period of 2018. Adjusted EBITDA was $19.7 million for the fourth quarter of 2019, a 37.9% increase over $14.3 million in the same period of 2018. Adjusted EBITDA Margin of 37.5% for the fourth quarter of 2019 increased 330 basis points from 34.2% in the same period of 2018. Adjusted EBITDA plus the principal collected on the Peru construction contract was $21.1 million in the fourth quarter of 2019, an increase of 35.5% over $15.6 million in the same period of 2018.

For the year ended December 31, 2019, total revenues of $203.5 million increased 39.7% from $145.6 million in the prior year. Gross margin was 51.1% compared to 53.2% in the prior year, a decrease of 210 basis points. Total SG&A was $96.0 million for the year ended December 31, 2019, or 47.2% of revenue, compared to $83.6 million for the year ended December 31, 2018, or 57.4% of revenue. Net loss was $20.1 million, or ($0.69) per share, compared to a net loss of $20.7 million, or ($0.78) per share in the prior year period.

Adjusted EBITDA was $75.3 million for the year ended December 31, 2019, a 55.1% increase over $48.6 million in the prior year. Adjusted EBITDA Margin increased 370 basis points to 37.0% from 33.3% in the prior year. Adjusted EBITDA plus the principal collected on the Peru construction contract was $80.6 million for the year ended December 31, 2019, an increase of 50.8% over the prior year.

As of December 31, 2019, cash and cash equivalents were $103.3 million and total debt was $316.6 million.

Net cash provided by operating activities for the year ended December 31, 2019 was $31.0 million compared to $26.9 million for the same period of 2018. Capital expenditures were $36.6 million for the full year 2019, compared with $19.6 million in the prior year. The increase in capital expenditures was primarily due to growth activities in connection with our AUC operations.

Fourth Quarter and Full Year 2019 Segment Results

Seven Seas Water

Seven Seas Water revenues for the three months ended December 31, 2019 increased $2.4 million, or 11.7%, compared to the same period of 2018, which were comprised of 11.3% inorganic growth and 0.4% organic growth. Bulk water revenues increased $1.0 million, or 6.6%, compared to the prior year period, primarily due increases in our Limetree Bay Terminals and Anguilla operations driven by higher production volumes resulting from capacity expansions completed during 2019. Rental revenues increased $1.8 million, primarily due to timing of the acquisition of the AUC operations, which was acquired in November 2018.

Seven Seas Water gross margin for the three months ended December 31, 2019 decreased 120 basis points to 53.3% compared to 54.5% in the prior year period. Bulk water gross margin of 53.6% decreased from 55.5% in the prior year period primarily due to lower depreciation expense in the prior year period in connection with a purchase price refund received on in-service equipment at our Trinidad operations, and severance-related charges in our Curacao operations resulting from the expiration of our water supply agreement at the end of 2019. Rental gross margin of 68.7% decreased from 74.7% in the prior year period primarily due the finalization of the purchase accounting for the AUC acquisition which resulted in higher depreciation expense on property, plant and equipment in the fourth quarter of 2019 compared to the prior year period.  Product sales gross margin of 10.6% decreased from 17.5% in the prior year quarter driven by a higher mix of lower-margin contracts compared to the prior year period.

Seven Seas Water SG&A expenses of $3.4 million for the three months ended December 31, 2019 decreased $4.3 million compared to the prior year period. The decrease was driven by a $3.0 million net gain on sale of property, plant and equipment primarily in connection with our customer in Curacao exercising its right to purchase the desalination facilities pursuant to the water supply agreement, and $1.1 million lower professional fees primarily due to higher costs in the prior year period related to the acquisition of the AUC operations in November 2018. Seven Seas Water SG&A expenses as a percentage of revenue were 14.9% for the three months ended December 31, 2019, a decline compared to 37.6% for the same period of 2018.

Net income for our Seven Seas Water segment was $5.1 million for the three months ended December 31, 2019 compared to $0.1 million in the same period of 2018. Adjusted EBITDA of $12.3 million for the fourth quarter of 2019 increased 30.5% over $9.4 million in the prior year period. Adjusted EBITDA Margin increased to 53.3% in the fourth quarter of 2019 from 45.7% in the same period of 2018. Adjusted EBITDA plus principal collected on the Peru construction contract was $13.7 million in the fourth quarter of 2019, an increase of 27.9% over $10.7 million in the prior year period.

For the year ended December 31, 2019, Seven Seas Water revenues were $88.3 million, an increase of 33.0% over revenues of $66.4 million in the prior year. Gross margin decreased 170 basis points to 54.0% from 55.7% in the prior year. Total SG&A expenses were $25.0 million for the year ended December 31, 2019, or 28.3% of revenue, compared to $30.1 million in the prior year, or 45.4% of revenue. Net income was $7.3 million compared to a net loss of $3.5 million in the prior year. Adjusted EBITDA was $46.7 million for the year ended December 31, 2019, an increase of 47.5% over $31.7 million in 2018. Adjusted EBITDA Margin increased 520 basis points to 52.9% from 47.7%. Adjusted EBITDA plus principal collected on the Peru construction contract was $52.0 million, a 42.3% increase over $36.6 million in the prior year.

Quench

Quench revenues for the three months ended December 31, 2019 increased $8.3 million, or 39.4% compared to the same period of 2018, which were comprised of 30.3% of inorganic growth and 9.1% organic growth. Rental revenues increased $4.6 million, or 27.3%, compared to the prior year period, which was comprised of 19.0% inorganic net growth from acquisitions and 8.3% of organic growth due to additional units placed under new leases in excess of unit attrition. Product sales increased $3.7 million compared to the same period of 2018, which included $3.2 million of inorganic net growth primarily due to the acquisitions of PHSI and Bluline in December 2018, and $0.5 million of organic growth driven by higher indirect dealer equipment sales and coffee sales.

Quench gross margin for the three months ended December 31, 2019 decreased 510 basis points to 48.5% from 53.6% for the same period of 2018. Rental gross margin for the fourth quarter of 2019 was 52.0%, a decrease from 57.3% in the prior year period, primarily due to an increase in depreciation and amortization expense as a percentage of revenues related to additional units placed on lease, and higher facilities expense. Product sales gross margin of 39.0% for the three months ended December 31, 2019 increased 20 basis points over the prior year period.

Quench SG&A expenses for the three months ended December 31, 2019 increased $0.9 million to $15.5 million compared to the prior year period. The increase was driven by higher amortization expense related to an increase in intangible assets from recent acquisitions, higher compensation and benefits primarily driven by increased headcount from the inclusion of staff added from certain acquisitions. Partially offsetting this increase was higher acquisition-related expenses and restructuring costs incurred in the prior year period in connection with the PHSI acquisition. Quench SG&A expenses as a percentage of revenue were 52.6% for the three months ended December 31, 2019, a decline compared to 68.9% for the same period of 2018.

Quench had a net loss of $2.7 million for the fourth quarter of 2019 compared to a net loss of $4.2 million in the prior year period. Adjusted EBITDA of $8.3 million for the fourth quarter of 2019 increased 38.9% over $6.0 million in the same period of 2018. Adjusted EBITDA Margin of 28.0% in the fourth quarter of 2019 remained relatively flat compared to the prior year period.

For the year ended December 31, 2019, Quench revenues were $115.2 million, an increase of 45.4% over revenues of $79.2 million in the prior year. Gross margin decreased 240 basis points to 48.8% from 51.2%. Total SG&A expenses were $59.6 million for the year ended December 31, 2019, or 51.7% of revenue, compared to $48.7 million in the prior year, or 61.5% of revenue. Net loss was $9.6 million compared to $11.4 million in the prior year. Adjusted EBITDA was $32.4 million for the year ended December 31, 2019, an increase of 58.7% over $20.4 million in 2018. Adjusted EBITDA Margin increased 240 basis points to 28.2% from 25.8%.

Corporate and Other

Corporate and Other SG&A expenses for the three months ended December 31, 2019 increased $6.2 million to $7.8 million compared to the same period of 2018. The increase was primarily due to $6.6 million of expenses in the fourth quarter of 2019 incurred in connection with the definitive merger agreement entered into in December 2019.

Corporate and Other SG&A expenses for the year ended December 31, 2019 increased $6.6 million to $11.4 million compared to the same period of 2018, which was driven by $6.6 million of expenses incurred in connection with the definitive merger agreement entered into in December 2019.

About AquaVenture

AquaVenture is a multinational provider of WAAS® solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer. AquaVenture is composed of two operating platforms: Quench, a leading provider of filtered water systems and related services with approximately 160,000 company-owned units installed at institutional and commercial customer locations across the U.S. and Canada; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing more than 8.5 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.

Safe Harbor Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to AquaVenture’s strategic focus; its expectations regarding performance, growth, cash flows and margins from recently completed and pending acquisitions; and the impacts on operating results of the timing, size, integration and accounting treatment of acquisitions, constitute forward-looking statements. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in AquaVenture’s filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, AquaVenture’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. AquaVenture is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December 31,	December 31,
	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$103,307	$56,618
Trade receivables, net of allowances of $1,213 and $1,034, respectively	26,755	21,437
Inventory	17,385	15,496
Current portion of long-term receivables	7,561	6,538
Prepaid expenses and other current assets	8,130	8,272
Total current assets	163,138	108,361
Property, plant and equipment, net	167,173	150,064
Construction in progress	17,786	15,427
Right-of-use assets	10,721	—
Restricted cash	4,233	4,153
Long-term receivables	32,529	40,574
Other assets	11,820	6,251
Deferred tax asset	4,883	4,191
Intangible assets, net	186,409	205,443
Goodwill	198,889	190,999
Total assets	$797,581	$725,463
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$5,703	$8,235
Accrued liabilities	29,903	25,116
Current portion of long-term debt	7,491	6,494
Deferred revenue	4,810	3,890
Total current liabilities	47,907	43,735
Long-term debt	309,104	313,215
Deferred tax liability	17,342	18,465
Other long-term liabilities	13,864	13,450
Operating lease liabilities, non-current	9,777	—
Total liabilities	397,994	388,865
Commitments and contingencies
Shareholders' Equity
Ordinary shares, no par value, 250,000 shares authorized; 31,838 and 26,780 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	664,920	582,127
Accumulated other comprehensive income	(150)	(421)
Accumulated deficit	(265,183)	(245,108)
Total shareholders' equity	399,587	336,598
Total liabilities and shareholders' equity	$797,581	$725,463

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Year Ended December 31,
	2019	2018	2017
Revenues:
Bulk water	$60,460	$57,262	$53,436
Rental	94,282	64,216	52,997
Product sales	45,074	20,105	9,796
Financing	3,671	4,025	4,534
Total revenues	203,487	145,608	120,763
Cost of revenues:
Bulk water	27,700	26,516	27,145
Rental	42,493	28,025	23,484
Product sales	29,330	13,565	5,779
Total cost of revenues	99,523	68,106	56,408
Gross profit	103,964	77,502	64,355
Selling, general and administrative expenses	95,986	83,645	72,421
Income (loss) from operations	7,978	(6,143)	(8,066)
Other expense:
Interest expense, net	(25,386)	(15,046)	(11,537)
Other expense, net	(460)	(850)	(1,850)
Loss before income tax expense	(17,868)	(22,039)	(21,453)
Income tax expense (benefit)	2,207	(1,311)	3,441
Net loss	(20,075)	(20,728)	(24,894)
Other comprehensive income:
Foreign currency translation adjustment	271	(404)	(17)
Comprehensive loss	$(19,804)	$(21,132)	$(24,911)

Loss per share – basic and diluted	$(0.69)	$(0.78)	(0.94)

Weighted-average shares outstanding – basic and diluted	29,212	26,583	26,426

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year Ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net loss	$(20,075)	$(20,728)	$(24,894)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	54,146	34,533	29,648
Share-based compensation expense	4,956	11,188	12,120
Provision for bad debts	1,219	1,035	605
Deferred income tax provision	(962)	(3,287)	1,488
Provision for inventory	376	308	89
Loss on extinguishment of debt	—	—	1,389
(Gain) loss on disposal of assets	(1,242)	1,563	1,468
Amortization of deferred financing fees	1,017	963	878
Accretion of and adjustments to acquisition contingent consideration	276	(27)	—
Accretion of and adjustments to asset retirement obligation	28	50	49
Other	(3)	—	60
Change in operating assets and liabilities:
Trade receivables	(5,757)	2	(4,301)
Inventory	(3,213)	(2,162)	(1,219)
Prepaid expenses and other current assets	1,129	(1,135)	(710)
Long-term receivables	6,982	5,661	6,309
Right-of-use assets	1,727	—	—
Other assets	(11,218)	(4,124)	(3,462)
Current liabilities	2,160	2,579	(1,011)
Operating lease liabilities	(1,781)	—	—
Long-term liabilities	1,277	463	460
Net cash provided by operating activities	31,042	26,882	18,966
Cash flows from investing activities:
Capital expenditures	(36,612)	(19,626)	(14,445)
Net cash paid for acquisition of assets or business	(19,687)	(198,473)	(9,921)
Proceeds from sale of fixed assets	3,831	680	22
Net cash received for sale of business	—	2,879	—
Net cash used in investing activities	(52,468)	(214,540)	(24,344)
Cash flows from financing activities:
Proceeds from long-term debt	—	150,000	150,000
Payments of long-term debt	(6,812)	(6,528)	(118,205)
Payment of deferred financing fees	(86)	(70)	(3,677)
Payments related to debt extinguishment	—	—	(433)
Payments of secured borrowings	(422)	(17,500)	—
Payments of acquisition contingent consideration	(2,336)	(112)	—
Proceeds from exercise of stock options	3,088	442	73
Shares withheld to cover minimum tax withholdings on equity awards	(1,059)	(422)	(455)
Proceeds from the issuance of Employee Share Purchase Plan shares	403	285	204
Proceeds from issuance of ordinary shares, net of issuance costs	75,404	—	(1,169)
Net cash provided by financing activities	68,180	126,095	26,338
Effect of exchange rates on cash, cash equivalents and restricted cash	15	(25)	4
Change in cash, cash equivalents and restricted cash	46,769	(61,588)	20,964
Cash, cash equivalents and restricted cash at beginning of period	60,771	122,359	101,395
Cash, cash equivalents and restricted cash at end of period	$107,540	$60,771	$122,359

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	Three Months Ended December 31, 2019				Three Months Ended December 31, 2018
	Seven Seas		Corporate		Seven Seas		Corporate
	Water	Quench	& Other	Total	Water	Quench	& Other	Total
Revenues:
Bulk water	$15,544	$—	$—	$15,544	$14,580	$—	$—	$14,580
Rental	4,158	21,464	—	25,622	2,318	16,857	—	19,175
Product sales	2,558	8,005	—	10,563	2,817	4,276	—	7,093
Financing	862	—	—	862	977	—	—	977
Total revenues	23,122	29,469	—	52,591	20,692	21,133	—	41,825
Gross profit:
Bulk water	8,325	—	—	8,325	8,085	—	—	8,085
Rental	2,855	11,172	—	14,027	1,731	9,659	—	11,390
Product sales	271	3,119	—	3,390	493	1,659	—	2,152
Financing	862	—	—	862	977	—	—	977
Total gross profit	12,313	14,291	—	26,604	11,286	11,318	—	22,604
Selling, general and administrative expenses	3,442	15,495	7,793	26,730	7,782	14,569	1,605	23,956
Income (loss) from operations	8,871	(1,204)	(7,793)	(126)	3,504	(3,251)	(1,605)	(1,352)
Other expense, net	(3,034)	(1,584)	(1,565)	(6,183)	(3,420)	(1,011)	(945)	(5,376)
Income (loss) before income tax expense	5,837	(2,788)	(9,358)	(6,309)	84	(4,262)	(2,550)	(6,728)
Income tax expense (benefit)	742	(52)	—	690	17	(16)	—	1
Net income (loss)	$5,095	$(2,736)	$(9,358)	$(6,999)	$67	$(4,246)	$(2,550)	$(6,729)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	Year Ended December 31, 2019				Year Ended December 31, 2018
	Seven Seas		Corporate		Seven Seas		Corporate
	Water	Quench	& Other	Total	Water	Quench	& Other	Total
Revenues:
Bulk water	$60,460	$—	$—	$60,460	$57,262	$—	$—	$57,262
Rental	14,788	79,494	—	94,282	2,318	61,898	—	64,216
Product sales	9,418	35,656	—	45,074	2,817	17,288	—	20,105
Financing	3,671	—	—	3,671	4,025	—	—	4,025
Total revenues	88,337	115,150	—	203,487	66,422	79,186	—	145,608
Gross profit:
Bulk water	32,760	—	—	32,760	30,746	—	—	30,746
Rental	9,901	41,888	—	51,789	1,731	34,460	—	36,191
Product sales	1,410	14,334	—	15,744	493	6,047	—	6,540
Financing	3,671	—	—	3,671	4,025	—	—	4,025
Total gross profit	47,742	56,222	—	103,964	36,995	40,507	—	77,502
Selling, general and administrative expenses	24,974	59,580	11,432	95,986	30,143	48,670	4,832	83,645
Income (loss) from operations	22,768	(3,358)	(11,432)	7,978	6,852	(8,163)	(4,832)	(6,143)
Other expense, net	(13,335)	(6,181)	(6,330)	(25,846)	(11,549)	(3,374)	(973)	(15,896)
Income (loss) before income tax expense	9,433	(9,539)	(17,762)	(17,868)	(4,697)	(11,537)	(5,805)	(22,039)
Income tax expense (benefit)	2,166	40	1	2,207	(1,210)	(101)	—	(1,311)
Net income (loss)	$7,267	$(9,579)	$(17,763)	$(20,075)	$(3,487)	$(11,436)	$(5,805)	$(20,728)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED KEY METRICS

(IN THOUSANDS)

Management uses key metrics for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the Company’s performance and to evaluate and compensate the Company’s executives.  The Company has provided these metrics because it understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial results and comparing the Company’s financial performance to that of its peer companies and competitors.

NON-GAAP FINANCIAL MEASURES

Among the key metrics are non-GAAP financial measures.  The Company has provided non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparisons across accounting periods not influenced by certain non-cash items that are not used by management when evaluating the Company’s historical and prospective financial performance.

Adjusted EBITDA

Adjusted EBITDA, a non‑GAAP financial measure, is defined as earnings (loss) before net interest expense, income tax expense or benefit, depreciation and amortization as well as adjusting for the following items: share‑based compensation expense; gain or loss on disposal of assets; acquisition‑related expenses, including professional fees, purchase consideration recorded as compensation expense for acquired employees, and other expenses related to acquisitions; goodwill impairment charges; changes in deferred revenue related to our bulk water business; ERP system implementation charges for a SaaS solution; merger-related costs, and charges incurred in connection with restructuring activities.  Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management believes that the use of Adjusted EBITDA, which is used by management as a key metric to assess performance, provides consistency and comparability with our past financial performance, and facilitates period‑to‑period comparisons of operations. Management believes that it is useful to exclude certain charges, such as depreciation and amortization, and non‑core operational charges, from Adjusted EBITDA because (1) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (2) such expenses can vary significantly between periods.

Adjusted EBITDA Margin

Adjusted EBITDA Margin, a non-GAAP financial measure, is defined as Adjusted EBITDA as a percentage of revenue.

A reconciliation of our GAAP net income (loss) to Adjusted EBITDA, for the periods presented is shown below:

	Three Months Ended December 31, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net income (loss)	$5,095	$(2,736)	$(9,358)	$(6,999)
Depreciation and amortization	6,127	8,565	—	14,692
Interest expense, net	3,003	1,536	1,565	6,104
Income tax expense (benefit)	742	(52)	—	690
Share-based compensation expense	678	449	220	1,347
(Gain) loss on disposal of assets	(3,206)	410	—	(2,796)
Acquisition-related expenses	15	3	111	129
Merger costs	38	10	6,610	6,658
Changes in deferred revenue related to our bulk water business	(160)	—	—	(160)
ERP implementation charges for a SAAS solution	—	81	—	81
Adjusted EBITDA	$12,332	$8,266	$(852)	$19,746

Adjusted EBITDA Margin	53.3%	28.0%	—%	37.5%

	Three Months Ended December 31, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net income (loss)	$67	$(4,246)	$(2,550)	$(6,729)
Depreciation and amortization	4,558	5,214	—	9,772
Interest expense, net	3,226	876	944	5,046
Income tax expense (benefit)	17	(16)	—	1
Share-based compensation expense	735	280	171	1,186
(Gain) loss on disposal of assets	(255)	312	—	57
Acquisition-related expenses	1,144	2,336	356	3,836
Changes in deferred revenue related to our bulk water business	(45)	—	—	(45)
ERP implementation charges for a SAAS solution	—	252	—	252
Restructuring expense	—	943	—	943
Adjusted EBITDA	$9,447	$5,951	$(1,079)	$14,319

Adjusted EBITDA Margin	45.7%	28.2%	—%	34.2%

A reconciliation of our GAAP net income (loss) to Adjusted EBITDA, for the periods presented is shown below:

	Year Ended December 31, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net income (loss)	$7,267	$(9,579)	$(17,763)	$(20,075)
Depreciation and amortization	24,044	30,102	—	54,146
Interest expense, net	12,776	6,281	6,329	25,386
Income tax expense	2,166	40	1	2,207
Share-based compensation expense	2,625	1,730	601	4,956
Loss on disposal of assets	(3,088)	1,766	395	(1,242)
Acquisition-related expenses	598	1,226	—	2,219
Merger costs	38	10	6,610	6,658
Changes in deferred revenue related to our bulk water business	194	—	—	194
ERP implementation charges for a SAAS solution	—	727	—	727
Restructuring expense	—	130	—	130
Adjusted EBITDA	$46,700	$32,433	$(3,827)	$75,306

Adjusted EBITDA Margin	52.9%	28.2%	—%	37.0%

	Year Ended December 31, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(3,487)	$(11,436)	$(5,805)	$(20,728)
Depreciation and amortization	15,469	19,064	—	34,533
Interest expense, net	10,846	3,229	971	15,046
Income tax benefit	(1,210)	(101)	—	(1,311)
Share-based compensation expense	7,172	3,168	848	11,188
(Gain) loss on disposal of assets	(15)	1,578	—	1,563
Acquisition-related expenses	2,549	2,708	451	5,708
Changes in deferred revenue related to our bulk water business	335	—	—	335
ERP implementation charges for a SAAS solution	—	1,278	—	1,278
Restructuring expenses	—	943	—	943
Adjusted EBITDA	$31,659	$20,431	$(3,535)	$48,555

Adjusted EBITDA Margin	47.7%	25.8%	—%	33.3%

KEY METRICS

Principal collected on the Peru construction contract

As part of our Peru acquisition, we acquired the rights to a design and construction contract for the construction of a desalination plant and related infrastructure. Pursuant to the contract, we are entitled to receive monthly installment payments that continue until 2024 and are guaranteed by a major shareholder of the customer.  Due to the manner in which this contractual arrangement is structured, these payments are accounted for as a long-term receivable.  Prior to the adoption of the new revenue recognition standard on January 1, 2018, the principal and interest portions of these payments were not recognized as revenue in our consolidated financial statements and therefore were not included in Adjusted EBITDA or in determining Adjusted EBITDA Margin.  As a result of the adoption of the new revenue recognition standard, all financial information presented herein has been restated, including recording the interest portion of these payments as revenue and, thus, including them in Adjusted EBITDA and in determining Adjusted EBITDA Margin.  The principal collected on the Peru construction contract remains the only portion of these monthly payments that is not recognized as revenue in our consolidated financial statements, and therefore is not included in Adjusted EBITDA or in the determination Adjusted EBITDA Margin.

	Three Months Ended December 31, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$1,371	$—	$—	$1,371

	Three Months Ended December 31, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$1,263	$—	$—	$1,263

	Year Ended December 31, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$5,320	$—	$—	$5,320

	Year Ended December 31, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Principal collected on the Peru construction contract	$4,514	$—	$—	$4,514

Adjusted EBITDA plus Principal collected on the Peru construction contract

We understand that many in the investment community combine our Adjusted EBITDA and the principal we collect from the design and construction contract for purposes of reviewing and analyzing our financial results.  Our management and board of directors also use this combination in evaluating our performance (including in measuring performance for a portion of the compensation of our executive officers) because they believe it is helpful in better understanding the cash generated from our Seven Seas Water business.  In this regard, and for the sake of clarity and convenience, the combination of our Adjusted EBITDA and the principal collected on the Peru construction contract is presented.

	Three Months Ended December 31, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$13,703	$8,266	$(852)	$21,117

	Three Months Ended December 31, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$10,710	$5,951	$(1,079)	$15,582

	Year Ended December 31, 2019
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$52,020	$32,433	$(3,827)	$80,626

	Year Ended December 31, 2018
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus principal collected on the Peru construction contract	$36,559	$20,431	$(3,535)	$53,455